Exhibit 11


                       Computation of Earnings per Share
                                  (unaudited)




                                                      Fiscal Quarters Ended
                                                    ------------------------
                                                     June 28,       June 30,
                                                       1996           1995
                                                    ---------      ---------

Weighted average common shares outstanding          4,228,700      4,105,100

Dilutive effect of common equivalent shares (a)       455,900        323,100
                                                    ---------      ---------

Primary average shares outstanding                  4,684,600      4,428,200

Effect of change in share price (b)                    23,500         27,300
                                                    ---------      ---------

Fully diluted weighted average shares outstanding   4,708,100      4,455,500
                                                    =========      =========

Net income                                         $1,334,100     $  818,800
                                                    =========      =========

Primary earnings per share                              $0.28          $0.18
                                                    =========      =========

Fully diluted earnings per share                        $0.28          $0.18
                                                    =========      =========


(a) Calculates the dilutive effect of outstanding stock options based upon the "Treasury Stock Method".

(b) Represents the impact on the treasury stock method of the difference between the average share price during the period and the ending share price for the period.